Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NYMEX HOLDINGS, INC.

FIRST: The name of the Corporation is NYMEX Holdings, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

(a) The total number of shares of stock that the Corporation shall have authority to issue is 89,760,000, of which the Corporation shall have authority to issue (i) 81,600,000 shares of common stock, each having a par value of $0.01 (the “Common Stock”), which includes (x) 24,480,000 shares of Series A-1 Common Stock (the “Series A-1 Common Stock”), (y) 24,480,000 shares of Series A-2 Common Stock (the “Series A-2 Common Stock”) and (z) 24,480,000 shares of Series A-3 Common Stock (the “Series A-3 Common Stock”) and (ii) 8,160,000 shares of preferred stock, each having a par value of $0.01 (the “Preferred Stock”), all of which shall be designated as Series A Preferred Stock (as defined in Article FOURTH, Section (b)(1)). The Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock shall be collectively referred to as shares of “Pre-IPO Common Stock” and the other shares of Common Stock shall be referred to as the “Conversion Common Stock.” All shares of Pre-IPO Common Stock that automatically convert into shares of Conversion Common Stock pursuant to Article FIFTH, Section (b) or Section (d), shall be retired and shall not be reissued as shares of any series of Pre-IPO Common Stock, but shall instead resume the status of and become authorized and unissued shares of Conversion Common Stock.

(b) Series A Preferred Stock

1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as “Series A Cumulative Redeemable Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 8,160,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

2. Rank. The Series A Preferred Stock shall, with respect to (i) the Liquidation Payment in the event of a Liquidation, (ii) the Sale Payment in the event of a Sale Transaction, (iii) the Redemption Payment in the event of an optional redemption pursuant to Section 5 hereof, (iv) dividends (other than the Special Distribution or Common Stock dividends permitted by Section 3(c)) and (v) all other rights and preferences rank senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock) and (y) each other class or series of Capital Stock of the Corporation hereafter created that does not expressly rank pari passu with or senior to the Series A Preferred Stock (clauses (x) and (y), together, the “Junior Stock”).

3. Dividends.

(a) Dividend Rate. Each of the holders of shares of Series A Preferred Stock shall receive dividends at an annual rate equal to 5.5% of the Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, which shall accrue on a daily basis from the Original Issue Date, whether or not declared and whether or not funds are legally available therefor (all such dividends, the “Base Dividends”). Subject to Section 3(b) hereof, accrued and unpaid Base Dividends shall not be paid in cash but instead shall compound and be added to the Accreted Value in effect immediately prior to the Compounding Date, on a quarterly basis on March 31st, June 30th, September 30th and December 31st of each year (each such date, a “Compounding Date”).

(b) Dividend Payment.

(i) If the Corporation has not consummated its Initial Public Offering on or prior to the Target Date, the aggregate amount of all unpaid Base Dividends that have accrued and been added to the Accreted Value of the shares of Series A Preferred Stock pursuant to Section 3(a) as of, through and including the Target Date (the “Base Dividend Payment”) shall be paid by the Corporation to the holders of Series A Preferred Stock no later than September 30, 2008. The Base Dividend Payment shall be paid by the Corporation, either at the option of the Corporation in its sole discretion, in cash, or by adding the amount of the Base Dividend Payment to the Adjusted Liquidation Price (the “Stock Election”). If the Corporation pays the Base Dividend Payment in full in cash to the holders of Series A Preferred Stock, the Accreted Value of each share of Series A Preferred Stock as of the Target Date shall be reduced by the amount of the Base Dividend Payment.

(ii) If the Corporation has not consummated its Initial Public Offering on or prior to the Target Date, then in addition to Section 3(b)(i) above, on each Compounding Date from and after the Target Date, the Corporation shall pay in cash to each of the holders of shares of Series A Preferred Stock an amount equal to the product of the number of shares of Series A Preferred Stock held thereby, multiplied by all accrued and unpaid Base Dividends that have accrued since the then-most recent Compounding Date (including in the case of September 30, 2008, all accrued and unpaid Base Dividends that have accrued since the Target Date) with respect to the Accreted Value of one share of Series A Preferred Stock. Dividends paid in cash pursuant to this Section 3(b)(ii) shall not be added to the Accreted Value.

(iii) If the Corporation consummates its Initial Public Offering on or prior to the Target Date, then no Base Dividends shall be payable or paid with respect to the shares of Series A Preferred Stock pursuant to Section 3(a), and the Accreted Value of each share of Series A Preferred Stock shall be reduced by the amount of the accrued and unpaid Base Dividends.

(c) Common Stock Dividends. Except for the Special Distribution, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares have been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

4. Liquidation and Sale Transaction.

(a) Liquidation. Upon the occurrence of a Liquidation, each of the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) if such Liquidation occurs (1) on or prior to the Target Date, the Liquidation Price or (2) after the Target Date, the Adjusted Liquidation Price or (ii) the aggregate amount payable in such Liquidation with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such Liquidation (the greater of clause (i) or clause (ii), the “Liquidation Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the Liquidation Payment due on each share of Series A Preferred Stock, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) Sale Transaction. Upon the consummation of a Sale Transaction, each of the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) if such Sale Transaction occurs (1) on or prior to the Target Date, the Liquidation Price or (2) after the Target Date, the Adjusted Liquidation Price or (ii) the aggregate amount of consideration payable in such Sale Transaction with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to the consummation of such Sale Transaction (the greater of clause (i) or clause (ii), the “Sale Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the Sale Payment due on each share of Series A Preferred Stock, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. The Sale Payment due on each share of Series A Preferred Stock shall be paid in the form of consideration paid in such Sale Transaction on the closing date of such Sale Transaction.

(c) No Additional Payment. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) or Section 4(b), as the case may be, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(d) Sale Consideration. Any securities of the surviving Person or the parent of the surviving or acquiring Person to be delivered to the holders of shares of Series A Preferred Stock in a Sale Transaction shall be valued as follows:

(i) With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

(ii) With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(e) Notice. Written notice of a Liquidation or a Sale Transaction stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5. Optional Redemption.

(a) Optional Redemption. If on or prior to March 14, 2011 the Corporation has not consummated its Initial Public Offering or a Sale Transaction, then from and after such date, the holders of the majority of the shares of Series A Preferred

Stock shall have the right, at their sole option and election, at any time, to cause the Corporation to redeem all of the shares of Series A Preferred Stock, in whole but not in part (the “Redeemed Shares”), on not less than twenty (20) days’ notice of the date selected for such redemption (such date, the “Optional Redemption Date”) at a price per share equal to the Adjusted Liquidation Price. The total sum payable per share of Series A Preferred Stock redeemed on the Optional Redemption Date is referred to as the “Redemption Price,” and the aggregate payment to be made for all of the Redeemed Shares is referred to as the “Redemption Payment.”

(b) Redemption Payment. The Redemption Payment shall be paid by a promissory note which shall be due in thirteen (13) quarterly installments, beginning on the Optional Redemption Date and continuing for each of the twelve (12) consecutive three-month anniversaries of the Optional Redemption Date (each such payment, a “Redemption Installment Payment” and the date of each such Redemption Installment Payment, a “Redemption Installment Payment Date”). Interest on the principal amount of the note shall accrue daily from the Optional Redemption Date on the unpaid amount of the Redemption Payment at an annual rate equal to 5.0% of the then-unpaid amount of the Redemption Payment, calculated on the basis of a 360-day year, consisting of twelve 30-day months. The amount of each Redemption Installment Payment shall equal the sum of one-thirteenth of the amount of the Redemption Payment, plus all accrued and unpaid interest on the unpaid portion of the Redemption Payment to and including such Redemption Installment Payment Date. Each Redemption Installment Payment shall be made by wire transfer of immediately available funds to accounts designated in writing by the holders of shares of Series A Preferred Stock or their designee(s). Upon delivery by the Corporation of the promissory note evidencing the Redemption Payment, containing the terms and provisions of this Section 5(b) and otherwise reasonably satisfactory to the holders of a majority of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series A Preferred Stock, certificate(s) representing all of the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation may at any time, at its sole option and election and without penalty, prepay the promissory note evidencing the Redemption Payment, in whole or in part, plus all accrued and unpaid interest on the Redemption Payment to the date of such prepayment(s). Any partial prepayment of the promissory note evidencing the Redemption Payment shall reduce, dollar-for-dollar, by the portion of such prepayment applied toward the Redemption Payment, first, the accrued and unpaid interest of such note and, second, the outstanding principal amount of the promissory note evidencing the Redemption Payment; provided that, if the amount of any such voluntary prepayment(s) during any of the foregoing interim periods exceeds the portion of the promissory note evidencing the Redemption Payment due and payable on the next Redemption Installment Payment Date, the excess shall be applied as a reduction of the portion of the Redemption Payment due on the next succeeding Redemption Installment Payment Date.

(c) Termination of Rights. Upon delivery by the Corporation of the promissory note evidencing the Redemption Payment, containing the terms and provisions set forth in Section 5(b) and otherwise reasonably satisfactory to the holders of a majority of the Series A Preferred Stock, then all rights of any holder of such shares of Series A Preferred Stock shall cease and terminate and such shares of Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificate(s) representing such shares have been received by the Corporation.

6. Voting Rights; Election of Director.

(a) General. In addition to the voting rights to which the holders of Series A Preferred Stock are entitled under or granted by Delaware law, the holders of Series A Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), in each case, irrespective of the provisions of Section 242(b)(2) of the DGCL. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Conversion Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

(b) Directors. At any time prior to the Initial Public Offering, so long as General Atlantic Partners 82, L.P.(“GAP LP”), GAP Coinvestments III, LLC (“GAP Coinvestments III”), GAP Coinvestments IV, LLC (“GAP Coinvestments IV”), GAP Coinvestments CDA, L.P. (“GAP Coinvestments CDA”), GapStar, LLC (“GapStar”), GAPCO GmbH & Co. KG (“GmbH Coinvestment”) and any Affiliates thereof (collectively, the “General Atlantic Parties”) in the aggregate own at least 80% of the number of shares of Series A Preferred Stock initially acquired by them, in the aggregate, on the Original Issue Date (including for purposes of this calculation the shares of Conversion Common Stock issued or issuable upon conversion of such shares of Series A Preferred Stock and as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event) then the General Atlantic Parties, voting together as a separate class, shall be entitled to designate and elect one director of the Corporation who shall be a Managing Director of General Atlantic (such director, the “General Atlantic Director”) and designate one nonvoting observer to the Board of Directors; provided that, any such nonvoting observer shall sign an appropriate and customary confidentiality agreement and shall be reasonably acceptable to the Corporation; and provided, further, that the Corporation reserves the right to withhold any information and to exclude the observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Corporation and its counsel.

(c) Elections. At any meeting held for the purpose of electing directors at a time when the General Atlantic Parties are entitled to vote as a separate class for the election of the General Atlantic Director or designation of an observer pursuant to

Section 6(b), (i) the presence in person or by proxy of the holders of a majority of the shares held by the General Atlantic Parties then outstanding shall constitute a quorum of the General Atlantic Parties for the election of the General Atlantic Director or designation of such observer, (ii) the General Atlantic Parties shall be entitled to cast one vote per share of Series A Preferred Stock in any such election and (iii) each of the General Atlantic Director and such observer shall be elected by the affirmative vote of the holders of a majority of the outstanding shares held by the General Atlantic Parties. A vacancy in the General Atlantic directorship or in the observership filled by the General Atlantic Parties voting as a separate class pursuant to Section 6(b) shall be filled only by vote or written consent of the General Atlantic Parties. Neither the director nor the observer elected pursuant to Section 6(b) may be removed without the consent of the holders of a majority of the shares held by the General Atlantic Parties.

(d) Major Actions. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation (the “Bylaws of the Corporation”) or otherwise at any time prior to the Initial Public Offering and so long as the General Atlantic Parties and/or any Affiliate thereof in the aggregate own at least 80% of the number of shares of Series A Preferred Stock initially acquired by them, in the aggregate, on the Original Issue Date (including for purposes of this calculation the shares of Conversion Common Stock issued or issuable upon conversion of such shares of Series A Preferred Stock and as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event), neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions and the Corporation shall cause the Subsidiaries not to approve, consent to or ratify any of the following actions (“Major Actions”), whether in a single transaction or a series of related transactions, without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class:

(i) the creation or issuance of or agreement to create or issue any shares of Preferred Stock other than the shares of Series A Preferred Stock issued on the Original Issue Date;

(ii) any amendment, modification or restatement of (x) the terms of the Series A Preferred Stock (whether by merger, consolidation, business combination or otherwise), (y) this Amended and Restated Certificate of Incorporation or (z) the certificates of incorporation or bylaws of the Exchanges, in the case of clauses (y) or (z), so as to adversely affect the rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock (whether by merger, consolidation, business combination or otherwise); provided that, the conversion or exchange of the Series A Preferred Stock into preferred stock of the surviving, successor or resulting company or the parent thereto, having the same terms as the Series A Preferred Stock shall be deemed not to be an amendment, modification or restatement;

(iii) any Sale Transaction unless (x) the aggregate proceeds to be paid to the holders of shares of Series A Preferred Stock are comprised entirely of cash or Capital Stock of any Person so long as such Capital Stock is listed and freely tradable without restriction to the recipients thereof on the New York Stock Exchange or The NASDAQ Stock Market and (y) such aggregate proceeds are greater than the product of (1) 1.7, multiplied by (2) the Purchase Price, multiplied by (3) the number of shares of Series A Preferred Stock issued on the Original Issue Date; provided that, the calculation contemplated by clause (y) above shall be made on the date the Board of Directors votes to approve the definitive agreement governing such Sale Transaction; provided further that, the value of any such Person’s Capital Stock to be received as proceeds of such Sale Transaction shall be the Current Market Price of such Capital Stock as of the date of such calculation;

(iv) the issuance of any shares of Capital Stock of the Corporation or any Subsidiary or Common Stock Equivalents ranking senior to or pari passu with the Series A Preferred Stock;

(v) the redemption of any shares of Capital Stock of the Corporation or any Subsidiary or Common Stock Equivalents (other than (A) shares of Capital Stock from employees of the Corporation or any Subsidiary upon termination of employment in accordance with contractual arrangements approved by the Board of Directors and (B) shares of Series A Preferred Stock redeemed in accordance with the terms of Section 5 hereof);

(vi) the Corporation’s or any Subsidiary’s creation, incurrence, issuance, assumption or guarantee of or becoming liable for (each, an “Incurrence”) of any Indebtedness if the Corporation’s ratio of consolidated Indebtedness to EBITDA would exceed 2:1 on a pro forma basis, calculated in accordance with GAAP, as a result of such Incurrence;

(vii) any change in the size of the Board of Directors (other than the reduction of the Board of Directors to fifteen (15) members pursuant to the second sentence of Article SIXTH, Section (a)) or any creation or change in the size of any committee of the Board of Directors;

(viii) prior to the AGM (as defined in Article SIXTH, Section (a) of this Amended and Restated Certificate of Incorporation), any amendment, waiver or deletion of Article SIXTH, Section (a) of this Amended and Restated Certificate of Incorporation, Article II, Section 2(x) of the Bylaws of the Corporation or of Section 201(x) of the bylaws of New York Mercantile Exchange, Inc., a Delaware corporation (the “Exchange”); and

(ix) any amendment to the foregoing list of Major Actions.

7. Conversion.

(a) Optional Conversion. Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Conversion Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted, multiplied by (ii) the quotient obtained by dividing (x) if the conversion occurs (1) on or before the Target Date, the Liquidation Price and (2) after the Target Date, the Adjusted Liquidation Price, by (y) $19.60784314 (such amount in clause (ii)(y), as adjusted as provided in Section 7(d) below at the relevant time, the “Conversion Price”). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), accompanied by written notice that the surrendering holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which certificate(s) for shares of Conversion Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by such holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j) below. All certificate(s) representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and shall be canceled by it. As promptly as practicable after the surrender of any certificate(s) representing shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Conversion Common Stock into which such shares of Series A Preferred Stock are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such shares in accordance with Section 3(c) above; provided that in no event shall any holder of Series A Preferred Stock receive duplicative payment in respect of any dividend. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Conversion Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Conversion Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificate(s) representing such Conversion Common Stock shall not then be actually delivered to such Person.

(b) Automatic Conversion.

(i) Upon the consummation of the Initial Public Offering, all of the shares of Series A Preferred Stock shall automatically convert into the number of fully paid and nonassessable shares of Conversion Common Stock equal to the product of (A) the number of shares of Series A Preferred Stock being converted, multiplied by (B) the quotient obtained by dividing (x) if the Initial Public Offering is consummated (1) on or before the Target Date, the Liquidation Price and (2) after the Target Date, the Adjusted Liquidation Price, by (y) the Conversion Price.

(ii) Immediately upon conversion as provided in Section 7(b)(i), each holder of shares of Series A Preferred Stock shall be deemed to be the holder of record of the shares of Conversion Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificate(s) representing such shares of Conversion Common Stock shall not then actually be delivered to such Person. Upon written notice from the Corporation, each holder of shares of Series A Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series A Preferred Stock) certificate(s) representing the shares of Series A Preferred Stock so converted.

(c) Termination of Rights. On the date of an optional conversion pursuant to Section 7(a) or of an automatic conversion pursuant to Section 7(b)(i), all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificate(s) for the number of shares of Conversion Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights and benefit from the privileges to which they are entitled as holders of shares of Conversion Common Stock.

(d) Antidilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of shares of Series A Preferred Stock, shall be subject to adjustment as follows:

(i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock (w) pay a dividend (other than the Special Distribution, or a Common Stock dividend for which payment was made pursuant to Section 3(c)) or make a distribution on the outstanding shares of Common Stock payable in shares of Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(d)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Conversion Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

(1) If the Corporation shall at any time or from time to time prior to conversion of shares of Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to the quotient obtained by dividing (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent, by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price in effect on the day immediately prior to the Relevant Date shall be adjusted by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date, by a fraction (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date on a fully-diluted basis immediately prior to such issuance, plus the number of additional shares of Common Stock that the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price in effect on the day immediately prior to the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock that the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price in effect on the day immediately prior to the Relevant Date) and (ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date a fully-diluted basis immediately prior to such issuance, plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

(2) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

(3) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined mutually by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(4) If any Common Stock Equivalents (or any portions thereof) that shall have given rise to an adjustment pursuant to this Section 7(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents that remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

(iii) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding (1) cash dividends in which holders of shares of Series A Preferred Stock participate, in the manner provided in Section 3, (2) dividends or distributions payable in shares of Capital Stock for which adjustment is made under another paragraph of this Section 7(d), (3) any distribution in connection with an Excluded Transaction and (4) the Special Distribution) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Conversion Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iv) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(d)(i), 7(d)(ii) or 7(d)(iii) above or Section 7(g) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(v) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Price if the Corporation receives written notice from holders of all of the outstanding shares of Series A Preferred Stock that no such adjustment is required.

(e) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

(f) Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(g) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a pro rata stock dividend to all stockholders or subdivisions, split-up or combination of shares) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security identical to (and not less favorable than) the Series A Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction, unless the Series A Preferred Stock shall remain outstanding without amendment (whether by merger, consolidation, business combination or otherwise). Any certificate delivered pursuant to this Section 7(g) shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(h) Notices. In case at any time or from time to time:

(w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(x) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants;

(y) there shall be any Transaction; or

(z) there shall occur the Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, Initial Public Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction, Initial Public Offering or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(g) above is applicable, the Corporation shall also deliver the certificate described in Section 7(g) above to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

(i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Conversion Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Conversion Common Stock if at any time there shall be insufficient authorized but unissued shares of Conversion Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(j) No Conversion Tax or Charge. The issuance or delivery of certificates for Conversion Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

8. Certain Remedies. Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article Fourth, Section (b) of this Amended and Restated Certificate of Incorporation and to enforce specifically the terms and provisions of this Article Fourth, Section (b) of this Amended and Restated Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10. Definitions. As used in this Article Fourth, Section (b) and elsewhere in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“Accreted Value” means, as of any date, with respect to each share of Series A Preferred Stock, the Purchase Price (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series A Preferred Stock), plus the amount of Base Dividends that have accrued, compounded and been added thereto to such date pursuant to Section 3(a) hereof, minus the Base Dividend Payment that is paid in cash with respect to the Series A Preferred Stock pursuant to Section 3(b)(i), if any.

“Adjusted Liquidation Price” means, as of the date of determination, with respect to each share of Series A Preferred Stock, the sum of (a) the Purchase Price (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series A Preferred Stock), plus (b) if the Corporation has made the Stock Election, the Base Dividend Payment with respect to such share of Series A Preferred Stock, plus (c) all accrued and unpaid dividends that have accrued and not been paid in accordance with Section 3(b)(ii) with respect to such share of Series A Preferred Stock (including, without limitation, all accrued and unpaid dividends since the then most recent Compounding Date), plus (d) all declared and unpaid dividends (excluding Base Dividends) with respect to such share of Series A Preferred Stock.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

“Base Dividend Payment” shall have the meaning ascribed to it in Section 3(b)(i) hereof.

“Base Dividends” shall have the meaning ascribed to it in Section 3(a) hereof.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock Equivalent” means any security or obligation that is by its terms, directly or indirectly, convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, the Series A Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Compounding Date” shall have the meaning ascribed to it in Section 3(a) hereof.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Current Market Price” per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in an over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dubai” means, collectively, DME Holdings Limited, a limited company incorporated under the laws of Bermuda, and its sole Subsidiary the Dubai Mercantile Exchange (DME) Limited, a limited liability company formed under the laws of the Dubai International Financial Centre, United Arab Emirates.

“EBITDA” means, at any time of measurement, with respect to any Person, for the twelve (12) months ending on the last day of the most recent fiscal quarter for which such information is available, earnings before interest, taxes, depreciation and amortization of such Person in each case determined in accordance with GAAP consistent with the presentation and manner of calculation of such component in the Corporation’s consolidated statement of operations contained in its then most recently prepared consolidated financial statements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchanges” means, collectively, the Exchange and Commodity Exchange, Inc., a New York not-for-profit corporation.

“Excluded Transaction” means (i) a subdivision of the outstanding shares of Common Stock into a larger number of shares of, or a pro rata stock dividend to all stockholders of, Common Stock, (ii) shares of Common Stock offered pursuant to the Initial Public Offering, (iii) shares of Common Stock issued in consideration of an acquisition by the Corporation or any Subsidiary of another Person that has been approved by the Board of Directors in accordance with the terms of this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, (iv) shares of Capital Stock of the Corporation issued in connection with any joint venture, partnership, strategic alliance or other similar arrangement where the primary purpose is not financing or where there is not a financing provided by a private equity firm, a venture capital firm, a hedge fund or similar pooled investment vehicle and (v) shares of Conversion Common Stock issuable upon conversion of the Series A Preferred Stock.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GAP LP” shall have the meaning ascribed to it in Section 6(b) hereof.

“GAP Coinvestments III” shall have the meaning ascribed to it in Section 6(b) hereof.

“GAP Coinvestments IV” shall have the meaning ascribed to it in Section 6(b) hereof.

“GAP Coinvestments CDA” shall have the meaning ascribed to it in Section 6(b) hereof.

“GapStar” shall have the meaning ascribed to it in Section 6(b) hereof.

“General Atlantic” means General Atlantic LLC, a Delaware limited liability company and the general partner of GAP LP and GAP Coinvestments CDA and the sole member of GapStar, and any successor to such entity.

“General Atlantic Director” shall have the meaning ascribed to it in Section 6(b) hereof.

“General Atlantic Parties” shall have the meaning ascribed to it in Section 6(b) hereof.

“GmbH Coinvestment” shall have the meaning ascribed to it in Section 6(b) hereof.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof.

“Incurrence” shall have the meaning ascribed to it in Section 6(d)(vi) hereof.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act, and in which the underwriting is lead managed by an internationally recognized investment banking firm and the shares of Common Stock are listed on the New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc. or another internationally recognized stock exchange.

“Issue Date” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, security interest of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation. A Sale Transaction shall not be deemed to be a Liquidation.

“Liquidation Payment” shall have the meaning ascribed to it in Section 4(a) hereof.

“Liquidation Price” means, as of the date of determination, the sum of (x) the Purchase Price (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series A Preferred Stock), plus (y) all declared and unpaid dividends, if any (excluding Base Dividends), with respect to one share of Series A Preferred Stock.

“London” means, collectively, NYMEX Europe Exchange Holdings Limited, a private limited company incorporated under the laws of England and Wales, and its sole Subsidiary NYMEX Europe Limited, a limited liability company incorporated under the laws of England and Wales.

“Major Actions” shall have the meaning ascribed to it in Section 6(d) hereof.

“Market Price” means, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors.

“Optional Redemption Date” shall have the meaning ascribed to it in Section 5(a) hereof.

“Original Issue Date” means March 14, 2006.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferred Stock” means (x) the Series A Preferred Stock and (y) each other class or series of preferred stock of the Corporation hereafter created.

“Purchase Price” means $19.60784314 per share of Series A Preferred Stock.

“Redeemed Shares” shall have the meaning ascribed to it in Section 5(a) hereof.

“Redemption Installment Payment” shall have the meaning ascribed to it in Section 5(b) hereof.

“Redemption Installment Payment Date” shall have the meaning ascribed to it in Section 5(b) hereof.

“Redemption Payment” shall have the meaning ascribed to it in Section 5(a) hereof.

“Redemption Price” shall have the meaning ascribed to it in Section 5(a) hereof.

“Relevant Date” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Sale Payment” shall have the meaning ascribed to it in Section 4(b) hereof.

“Sale Transaction” means, whether in a single transaction or a series of related transactions, (a) the merger, tender offer or other business combination of the Corporation into or with one or more Persons or of one or more Persons into or with the corporation or any stock sale followed by any such merger, tender offer or other business combination, in each case in which the stockholders of the Corporation immediately prior to such transaction do not retain at least a majority of the voting power of the surviving Person or the parent of the surviving or acquiring Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Special Distribution” means the special distribution to stockholders of record of the Corporation as of the close of business on the Business Day immediately prior to the Original Issue Date (which shall not include holders of the Series A Preferred Stock) of the aggregate Purchase Price from the sale of the Series A Preferred Stock plus the Contingent Amount (as defined in the Stock Purchase Agreement).

“Stock Election” shall have the meaning ascribed to it in Section 3(b)(i).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November 14, 2005 and as amended on February 10, 2006, by and among GAP LP, GapStar, GAPCO III, GAPCO IV, GmbH Coinvestment and the Corporation. On March 13, 2006, GAP Coinvestments CDA executed a letter agreement to formally become a party to the Stock Purchase Agreement as a “Purchaser” thereunder.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Article Fourth, Section (b) of this Amended and Restated Certificate of Incorporation shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, the Exchanges are Subsidiaries of the Company. With respect to London and Dubai, the limitation on Major Actions shall apply only to the extent that such items are within the Company’s reasonable control.

“Target Date” means June 30, 2008.

“Transaction” shall have the meaning ascribed to it in Section 7(g) hereof.

FIFTH:

(a) Subject to paragraphs (b) and (c) of this Article FIFTH, upon surrender to the Corporation or to any transfer agent of the Corporation of a certificate for shares of Common Stock or Preferred Stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation or its transfer agent shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books.

(b) Until the Initial Public Offering (as defined in Article FOURTH), the shares of Pre-IPO Common Stock shall be transferable only in accordance with procedures that the Corporation will establish and publish and are as set forth as Schedule 6.2 to the Investor Rights Agreement, dated as of March 14, 2006, by and among the Corporation and the General Atlantic Parties (the “Investor Rights Agreement”) to facilitate and govern the methods by which the sales of Pre-IPO Common Stock or Class A memberships in the Exchange (each, an “Exchange Membership”), either alone or together will occur to (x) an owner of one or more Exchange Memberships or (y) a holder of Pre-IPO Common Stock or Series A Preferred Stock; provided, that (i) a General Atlantic Party may only acquire such shares in accordance with the terms and conditions of the Investor Rights Agreement and (ii) if any shares of Pre-IPO Common Stock are transferred to any General Atlantic Party, such shares of Pre-IPO Common Stock shall automatically convert, without any action on the part of the transferor or the General Atlantic Party receiving such shares, into the same number of shares of Conversion Common Stock and shall be subject to the Investor Rights Agreement in accordance with and to the extent of the terms and conditions thereof. Accordingly, notwithstanding the provisions of paragraph (a) of this Article FIFTH, so long as this paragraph (b) remains in effect: (i) the shares of Pre-IPO Common Stock shall not be transferable, and shall not be transferred on the books of the Corporation, unless such transfer is made in compliance with this Article FIFTH; (ii) each certificate evidencing ownership of shares of Pre-IPO Common Stock shall bear a legend prominently noting that fact and the restrictions on transfer contained in this Article FIFTH; and (iii) any attempted or purported transfer of shares of Pre-IPO Common Stock in violation of the provisions of this Article FIFTH shall be null and void ab initio.

(c) In the event of the Initial Public Offering, each holder of shares of Pre-IPO Common Stock will not, during the applicable Restricted Period (as defined below), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Pre-IPO Common Stock or any securities convertible into or exercisable or exchangeable for Pre-IPO Common Stock (including without limitation, shares of Pre-IPO Common Stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Pre-IPO Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Common Stock, other securities, cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the period beginning on the effective date of the registration statement relating to the Initial Public Offering and ending on the date that is 180 days after such effective date, the

Corporation issues an earnings release or material news or a material event relating to the Corporation occurs; or (2) prior to the expiration of such 180-day period, the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of such 180-day period, the restrictions imposed by this Article FIFTH, Section (c) shall continue to apply with respect to shares of Pre-IPO Common Stock that were to convert into shares of Conversion Common Stock upon the expiration of such 180-day period until the expiration of an 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event. Each certificate evidencing ownership of shares of Pre-IPO Common Stock shall bear a legend prominently noting such restrictions on transfer contained in this Article FIFTH, Section (c), and in furtherance of the foregoing, the Corporation and any duly appointed transfer agent for the registration or transfer of the shares of Pre-IPO Common Stock described herein are hereby authorized to decline to make any transfer of shares of Pre-IPO Common Stock if such transfer would constitute a violation or breach of this Article FIFTH, Section (c).

(d) The term “Restricted Period” means each of the periods commencing on the date of the Initial Public Offering and ending (x) with respect to the shares of Series A-1 Common Stock, 180 days thereafter, unless a later date is mandated by the second sentence of Article FIFTH, Section (c), above, and in such case as of such later date, (y) with respect to the shares of Series A-2 Common Stock, 360 days thereafter, and (z) with respect to the shares of Series A-3 Common Stock, 540 days thereafter so that none of the shares of Pre-IPO Common Stock shall be subject to restrictions on transfer contained in this Article FIFTH as of such 540th day. Immediately following the expiration of the relevant Restricted Period, the applicable shares of Pre-IPO Common Stock shall automatically convert, without any action by the holder, into the same number of shares of Conversion Common Stock. The board of directors of the Corporation (the “Board of Directors”) shall have the authority, in its sole and absolute discretion, to reduce the duration of, or to remove, in whole or in part, any Restricted Period and, in connection therewith, cause the conversion of all or any portion of the outstanding shares of Pre-IPO Common Stock into the same number of shares of Conversion Common Stock.

(e) Notwithstanding any other provision of this Article FIFTH, the following transfers of Pre-IPO Common Stock shall be permitted but shall not shorten the Restricted Period: (i) transfers of shares of Pre-IPO Common Stock (1) to the transferor’s spouse or child, (2) to a trust established for the benefit of the transferor or the transferor’s spouse or child, (3) to the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (4) to the estate of a deceased stockholder and such transfer was pursuant to the deceased stockholder’s will or the applicable laws of descent and distribution, (5) to the beneficiary of an estate referred to in clause (4) above, provided that the transferor is such estate and such beneficiary is the spouse or child of the deceased stockholder or a trust for the sole benefit of such spouse or child, or (6) pursuant to a pledge as collateral or assignment for the benefit of the Exchange and the clearing members of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange in each case where the transferee receives the same series of Pre-IPO Common Stock as held by the transferor, (ii) transfers to satisfy claims of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange or (iii) any redemption by the Corporation that has been approved by the Board of Directors.

(f) Except as otherwise provided in this Article FIFTH, Section (f), no Person, either alone or together with any Related Persons, shall be permitted at any time to beneficially own voting securities of the Corporation representing greater than 10% of the voting power of the Corporation (the “Ownership Limitation”); provided that notwithstanding the Ownership Limitation, the General Atlantic Parties may (i) subject to Section 6.1 of the Investor Rights Agreement, acquire shares which would cause the General Atlantic Parties to beneficially own voting securities in excess of the Ownership Limitation and (ii) take the other actions specified in Section 6.1 of the Investor Rights Agreement; and provided further that if any Person who beneficially owns shares in excess of the Ownership Limitation solely as a result of a reduction in the number of shares of voting stock outstanding due to the repurchase of shares of voting stock by the Corporation, such Person shall not be deemed in violation of this Article FIFTH, Section (f), unless and until such Person, after becoming aware that such Person beneficially owns shares in excess of the Ownership Limitation, acquires any additional shares of voting stock.

(g) The term “Related Persons” means, as to any Person (a) any Affiliate of such Person; (b) any other Person(s) with which such Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation; (c) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable; (d) in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries; (e) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (f) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability, as applicable.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), the Board of Directors shall consist of twenty-five (25) members (each, a “Director”) and the Directors who are to serve from the Effective Time until the first annual meeting of stockholders after the Effective Time (which shall occur not later than May 1, 2006 in accordance with Article II, Section 2(x) of the Bylaws of the Corporation) (the “AGM”) and until their successors have been duly elected and qualified at such AGM or their earlier death, resignation or removal are those individuals who were serving as Directors immediately prior to the Effective Time (including, without limitation, the General Atlantic Director). From and after the AGM, the Board of Directors shall consist of fifteen (15) members who shall qualify and serve in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.

(b) The Board of Directors shall have a Chairman and a Vice Chairman who shall be designated as Chairman or Vice Chairman by the stockholders of the Corporation. In order to be designated as Chairman or Vice Chairman, a candidate for election to the Board of Directors must be an Exchange Member who has not leased his last or sole Exchange Membership at the time of his election and shall have been an Exchange Member for at least one year immediately prior to his election and be nominated in accordance with the procedures determined by the Board of Directors. The Chairman and the Vice Chairman each shall have the power, authority and responsibilities provided in the Bylaws of the Corporation.

(c) From and after the AGM, the Board of Directors shall consist of the following members from each of the categories indicated below:

(i) One member from the Floor Broker Group, which consists of holders or lessees of Exchange Memberships whose principal commodity-related business is acting as a floor broker on the floor of the Exchange;

(ii) One member from the Futures Commission Merchant Group, which consists of holders or lessees of Exchange Memberships who are either officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship, the principal commodity-related business of which is the solicitation or acceptance of orders for commodity futures and/or options transactions from customers, and in connection therewith accepts money, securities or other property to margin or guarantee such transactions and which is registered with the Commodity Futures Trading Commission as a Futures Commission Merchant;

(iii) One member from the Trade Group, which consists of holders or lessees of Exchange Memberships who are either officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship, the principal commodity-related business of which is the production, processing or commercial use of, or is a merchant dealing in, one or more commodities traded on the Exchange;

(iv) One member from the Local Trader Group, which consists of holders or lessees of Exchange Memberships whose principal commodity-related business is executing trades in Exchange contracts on the floor of the Exchange for their personal accounts;

(v) Two members from the At Large Group, which consists of holders or lessees of Exchange Memberships;

(vi) Two members from the Equity Holder Group, which consists of owners of Exchange Memberships who have leased their last or sole membership to another party;

(vii) If any shares of Series A Preferred Stock are outstanding, the General Atlantic Director (as defined and designated in accordance with Article FOURTH, Section (b)(6));

(viii) Three Public Directors as described in Article SIXTH, Section (f) below;

(ix) The Chairman;

(x) The Vice-Chairman; and

(xi) The President. In order to be designated as President, the candidate must be the officer appointed as “President” by the Board of Directors.

(d) In order to be elected at the AGM and at each meeting of stockholders thereafter at which directors are elected, to one of the categories described in Article SIXTH, Section (c), clauses (i) through (vi) above, a candidate for election to the Board of Directors must be nominated in accordance with the procedures determined by the Board of Directors whereupon that candidate will be eligible for election at the applicable meeting of stockholders only as a member of the category determined in accordance with the procedures implemented by the Board of Directors. If, by reason of a change in the business of a Director elected to a fill a seat set forth in Article SIXTH, Section (c), clauses (i) through (vi) above, the business of such Director no longer falls within such category in which he was elected, the term of such Director shall automatically expire effective at the next annual meeting of stockholders. In the event of a dispute as to which category set forth in Article SIXTH, Section (c), clauses (i) through (vi) above, the business of any Director falls, the Board of Directors shall make a final determination upon such data as it, in its sole and absolute discretion, determines is necessary, relevant or material.

(e) Notwithstanding anything to the contrary in this Article SIXTH, if any shares of Series A Preferred Stock are outstanding, the General Atlantic Director shall be nominated and elected in accordance with Article FOURTH, Section (b)(6)(a)-(c).

(f) In order to qualify as a Public Director described in Article SIXTH, Section (c), clause (viii) above, a person must (x) be knowledgeable of futures trading or financial regulation or otherwise capable of contributing to the deliberations of the Board of Directors, (y) not be a holder of an Exchange Membership (an “Exchange Member”), an affiliate of any Exchange Member or an employee of the Exchange and (z) meet the definition of independence (A) if the Corporation has conducted the Initial Public Offering, contained in the listing standards of the New York Stock Exchange, Inc., The Nasdaq

Stock Market, Inc. or other internationally recognized stock exchange on which the Common Stock generally is listed or quoted, as applicable, or (B) prior to the Initial Public Offering, contained in the listing standards of the New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange as determined and consistently applied by the audit committee.

(g) Not more than one partner, officer, director, employee or affiliate of an Exchange Member or of any member firm of the Exchange (a “Member Firm”), or partner, officer, director or employee of any affiliate of an Exchange Member or of any affiliate of a Member Firm, shall be eligible to serve as a Director at one time. If, by reason of a change in affiliation of a Director, election of a Director at any time, or by reason of merger, sale or consolidation of two or more Exchange Members or Member Firms, more than one partner, officer, director, employee, or affiliate of an Exchange Member or of a Member Firm or partner, officer, director or employee of any affiliate of such Exchange Member or of any affiliate of such Member Firm, as the case may be, is a Director, at least one such Director shall resign so that there shall be only one Director who is a partner, officer, director, employee, or affiliate of such Exchange Member or Member Firm, as the case may be, or partner, officer, director or employee of any affiliate of such Exchange Member or of any affiliate of such Member Firm, as the case may be. If one such Director shall fail to resign, the term of all such Directors shall automatically and immediately expire and the vacancy or vacancies shall thereafter be filled by the Board of Directors; provided, however, that if one such Director is the Chairman or the Vice Chairman, only the term of the other such Director or Directors shall expire; provided, further, that if two of such Directors are the Chairman and the Vice Chairman, the term of the Chairman shall not expire as aforesaid and the term of the Vice Chairman and any other such Director shall expire as aforesaid. No person shall be permitted to stand for election to the Board of Directors if the election and qualification of such person could result in more than one person who is a partner, officer, director, employee or affiliate of an Exchange Member or Member Firm or partner, officer, director or employee of any affiliate of an Exchange Member or of any affiliate of a Member Firm serving on the Board of Directors.

The term “affiliate” as used in this clause (g) shall include the power, whether directly or indirectly, to control a firm or other business entity as well as the direct or indirect ownership of 10% or more of the voting securities of a corporation, association or other entity or ownership of a partnership interest in a partnership.

In the event that there is a controversy as to the status of the business affiliation of a Director, Director elect, or Director nominee, at the written request of the Chairman or the President, the Executive Committee (or the entire Board of Directors, if there is no Executive Committee) of the Board of Directors shall make a final determination upon such data as it, in its sole and absolute discretion, determines is necessary, relevant or material.

(h) No person shall be permitted to stand for election for more than one position on the Board of Directors at a single meeting of stockholders.

(i) Except as set forth in Sections 201(x), 202, 311, 500(B) and 501 of the Exchange’s bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. With respect to Sections 201(x), 202, 311, 500(B) and 501 of the Exchange’s bylaws (relating to certain rights of Exchange Members), the Directors shall (i) not be liable to the Corporation or its stockholders by reason of the actions or omissions of Exchange Members and (ii) be entitled to indemnification and advancement of expenses as provided in the Bylaws of the Corporation. A copy of the Exchange’s bylaws is available, without cost, to any stockholder of the Corporation from the Corporation’s secretary.

SEVENTH: The Board of Directors shall not adopt, amend or delete any Bylaw of the Corporation without the approval of the stockholders of the Corporation in the manner provided by the Bylaws of the Corporation.

EIGHTH: No director will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended or (iv) for any transaction from which the director obtained an improper personal benefit.

NINTH: Pursuant to Section 211(e) of the DGCL, directors shall not be required to be elected by written ballot.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied, except as set forth in Article FOURTH, Section (b) with respect to the Series A Preferred Stock.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation. Further, any amendment to Article SIXTH, Section (i), or to this sentence of Article TWELFTH, shall also require the concurrence of the Exchange Members voting in accordance with the Exchange’s bylaws.

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